Exhibit 99.2

Capella Holdings, Inc.

Condensed Consolidated Balance Sheets

(In Millions, Except for Share Amounts)

	December 31, 2014(a)	June 30, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29.2	$55.2
Restricted cash	73.9	—
Investments	20.3	21.3
Accounts receivable, net of allowance for doubtful accounts of $84.4 million at December 31, 2014 and June 30, 2015	120.9	115.9
Inventories	23.7	24.3
Prepaid expenses and other current assets	5.0	8.2
Other receivables	6.0	6.4
Assets held for sale	33.7	64.1
Deferred tax assets	2.4	1.8

Total current assets	315.1	297.2

Property and equipment, net	409.6	413.6

Goodwill	127.9	128.8
Intangible assets, net	10.9	11.7
Other assets, net	12.3	10.9

Total assets	$875.8	$862.2

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$30.0	$28.7
Salaries and benefits payable	27.5	22.3
Accrued interest	23.3	23.2
Other accrued liabilities	24.9	27.9
Current portion of long-term debt	6.0	6.6
Revolving facility	5.0	—
Liabilities held for sale	3.6	9.1

Total current liabilities	120.3	117.8

Long-term debt	607.8	606.0
Deferred income taxes	18.2	15.3
Other liabilities	30.0	31.0
Redeemable noncontrolling interests	11.7	11.6

Stockholders’ deficit:
Common stock, $0.01 par value; 1,300,000,000 shares authorized; 766,632,582 shares issued and outstanding at and December 31, 2014 and June 30, 2015	7.5	7.5
Capital in excess of par value	214.5	215.0
Accumulated other comprehensive income	0.9	0.7
Retained deficit	(135.1)	(142.7)

Total stockholders’ deficit	87.8	80.5

Total liabilities and stockholders’ deficit	$875.8	$862.2

(a)	Derived from audited consolidated financial statements

See accompanying notes.

Capella Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In Millions)

	Six Months ended June 30,
	2014	2015

Revenue before provision for bad debts	$384.2	$459.2
Provision for bad debts	(36.2)	(43.6)

Revenue	348.0	415.6

Salaries and benefits	165.3	194.4
Supplies	58.4	69.7
Other operating expenses	83.1	96.0
Management fee to related-party	0.1	0.1
Interest, net	27.6	28.5
Impairment charges	—	10.9
Depreciation and amortization	21.1	22.4

Loss from continuing operations before income taxes	(7.6)	(6.4)
Income tax (benefit) expense	1.6	(1.8)

Loss from continuing operations	(9.2)	(4.6)
Loss from discontinued operations, net of tax	(3.0)	(2.3)

Net loss	(12.2)	(6.9)

Less net income attributable to non-controlling interests	0.7	0.7

Net loss attributable to Capella Holdings, Inc.	$(12.9)	$(7.6)

See accompanying notes.

Capella Holdings, Inc.

Condensed Consolidated Statement of Stockholders’ Deficit

(In Millions, Except for Share Amounts)

	Common Stock		Subscription Notes	Capital in Excess of	Accumulated Other Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Receivable	Par Value	Income	Deficit	Deficit

Balance at December 31, 2014 (a)	766,632,582	$7.5	$0.0	$214.5	$0.9	$(135.1)	$87.8
Restricted stock vesting (unaudited)	—	—	—	0.7	—	—	0.7
Common stock repurchase (unaudited)	—	—	—	(0.2)	—	—	(0.2)
Change in unrealized holding gains on investments in securities, net of tax (unaudited)	—	—	—	—	(0.2)	—	(0.2)
Net loss (unaudited)	—	—	—	—	—	(7.6)	(7.6)

Balance at June 30, 2015 (unaudited)	766,632,582	$7.5	$0.0	$215.0	$0.7	$(142.7)	$80.5

(a)	Derived from audited consolidated financial statements

See accompanying notes.

Capella Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	Six Months ended June 30,
	2014	2015
Operating activities
Net loss	(12.2)	$(6.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	3.0	2.3
Depreciation and amortization	21.1	22.4
Amortization of loan costs and debt discount	2.0	2.0
Provision for bad debts	36.2	43.6
Deferred income taxes	1.6	(2.2)
Stock-based compensation	3.3	0.7
Impairment charges	—	10.9
Changes in operating assets and liabilities, net of effect of divestitures:	(39.7)	(47.3)

Net cash provided by operating activities – continuing operations	15.3	25.5
Net cash used in operating activities – discontinued operations	(5.1)	(4.2)

Net cash provided by operating activities	10.2	21.3

Investing activities
Purchases of investments	(0.2)	(1.2)
Purchases of property and equipment, net	(9.7)	(11.4)
Proceeds from disposition of healthcare business	11.2	27.8

Net cash provided by investing activities – continuing operations	1.3	15.2
Net cash used in investing activities – discontinued operations	(0.5)	—

Net cash provided by investing activities	0.8	15.2

Financing activities
Payments on capital leases and other obligations	(7.5)	(8.1)
Repurchase of common stock	(0.1)	(0.1)
Payment of preferred to common conversion costs	(0.4)	—
Payments of financing costs and fees	(2.0)	(1.0)
Distributions to non-controlling interests	(0.5)	(1.3)
Repurchase of noncontrolling interests	0.l	—

Net cash used in financing activities – continuing operations	(10.4)	(10.5)
Net cash used in financing activities – discontinued operations	—	—

Net cash used in financing activities	(10.4)	(10.5)

Change in cash and cash equivalents	0.6	26.0
Cash and cash equivalents at beginning of year	26.5	29.2

Cash and cash equivalents at end of year	$27.1	$55.2

Supplemental disclosure of cash flow information:
Cash paid for interest	$25.5	$26.7

Cash paid for taxes	$0.7	$1.0

Supplemental disclosure of non-cash information
Capital lease obligations recorded	$—	$2.5

See accompanying notes.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

1.	ORGANIZATION AND BASIS OF PRESENTATION

Organization

Capella Holdings, Inc. is a Delaware corporation and owns 100% of the outstanding common stock of Capella Healthcare, Inc. Auriga Insurance Group (Auriga), a wholly owned subsidiary of Capella Holdings, Inc., provides healthcare professional liability, commercial general liability insurance, and employee medical claim excess insurance coverage to the hospitals owned by Capella Healthcare, Inc. Capella Holdings, Inc. and subsidiaries are collectively referred to as the “Company.” The Company operates hospitals and ancillary healthcare facilities in non-urban communities in the United States. The Company was formed on April 15, 2005 (date of inception) by and between GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. (all investment funds managed by GTCR Golder Rauner LLC) and four senior hospital management executives and initially was capitalized on May 4, 2005.

At June 30, 2015, as part of continuing operations, the Company operated ten general acute care hospitals and related ancillary healthcare facilities with a total of 1,425 licensed beds. Unless noted otherwise, discussions in these notes pertain to the Company’s continuing operations, which exclude the results of those facilities that have been previously disposed or are included in assets and liabilities held for sale.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, and disclosures considered necessary for a fair presentation have been included. The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report for the year ended December 31, 2014.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company’s direct or indirect ownership of a majority interest and exclusive rights granted to the Company as the sole general partner or managing member of such entities. All intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Issued Accounting Pronouncement

In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board issued a final, converged, principles-based standard on revenue recognition. Companies across all industries will use a five-step model to recognize revenue from customer contracts. The new standard, which replaces nearly all existing GAAP and International Financial Reporting Standards revenue recognition guidance, will require significant management judgment in addition to changing the way many companies recognize revenue in their financial statements. The standard was originally scheduled to become effective for public entities for annual and interim periods beginning after December 15, 2016. Early adoption was originally not to be permitted under GAAP. During April 2015, the FASB proposed a deferral of the effective date of the new revenue standard by one year, but would permit entities to adopt one year earlier if they choose (i.e., the original effective date). The FASB decided, based on its outreach to various stakeholders and forthcoming exposure drafts, which amend the new revenue standard, that a deferral may be necessary to provide adequate time to effectively implement the new standard. We are continuing to evaluate the effects the adoption of this standard will have on our financial statements and financial disclosures.

In February 2015, the FASB issued Accounting Standards Update 2015-02 Consolidation (“ASU 2015-2”). ASU 2015-02 includes amendments that are intended to improve targeted areas of consolidation for legal entities including reducing the number of consolidation models from four to two and simplifying the FASB Accounting Standards Codification. The provisions of ASU 2015-02 are effective for annual reporting periods beginning after December 15, 2015. The amendments may be applied retrospectively in previously issued financial statements for one or more years with a cumulative effect adjustment to retained earnings as of the beginning of the first year restated. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2015-02 will have on the Company’s consolidated financial statements.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

In April 2015, the FASB issued Accounting Standards Update 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The guidance in the new standard is limited to the presentation of debt issuance costs. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, and the new guidance should be applied retrospectively. The Company does not expect the adoption of ASU 2015-03 will have an impact on its results of operations or cash flows.

2.	GENERAL AND ADMINISTRATIVE COSTS

The majority of the Company’s expenses are “cost of revenue” items. Costs that could be classified as “general and administrative” by the Company would include its corporate overhead costs, which were $16.1 million and $10.4 million for the six months ended June 30, 2014 and June 30, 2015, respectively. Stock-based compensation expense is included in salaries and benefits in the accompanying condensed consolidated statements of operations and within the aforementioned general and administrative costs. During the six months ended June 30, 2014 and 2015, the Company incurred non-cash stock-based compensation expense of $3.3 million and $0.7 million, respectively. Business development and refinancing related costs, also included within the aforementioned general and administrative costs, included in other operating expenses on the condensed consolidated statements of operations, were $1.0 million and $0.9 million for the six months ended June 30, 2014 and 2015, respectively.

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies the provisions of FASB authoritative guidance regarding fair value measurements, which provide a single definition of fair value, establishes a framework for measuring fair value, and expands disclosures concerning fair value measurements. The Company applies these provisions to the valuation and disclosure of certain financial instruments. This authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: (i) Level 1, which is defined as quoted prices in active markets that can be accessed at the measurement date; (ii) Level 2, which is defined as inputs other than quoted prices in active markets that are observable, either directly or indirectly; and (iii) Level 3, which is defined as unobservable inputs resulting from the existence of little or no market data, therefore potentially requiring an entity to develop its own assumptions. The Company’s policy is to recognize transfers between levels as of the actual date of the event or change in circumstances that caused the transfer.

The carrying amounts of the Company’s short-term financial instruments, including cash, accounts receivable, inventories, prepaid expenses and other current assets, other receivables, accounts payable, salaries and benefits payable, accrued interest and accrued liabilities are reflected in the accompanying condensed consolidated financial statements at amounts that approximate fair value because of the short-term nature of these instruments. The fair value of the Company’s capital leases, term loan facility and other long-term financing obligations also approximate carrying value as they bear interest at current market rates. The carrying amount of the Company’s 9 1⁄4% Senior Unsecured Notes due 2017 (the “9 1⁄4% Notes”) was $500.0 million at June 30, 2015 as disclosed in Note 11. The estimated fair value of the 9 1⁄4% Notes at June 30, 2015 was approximately $513.1 million based on the average bid and ask price as determined using published rates and is categorized as Level 2 within the fair value hierarchy.

4.	REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

The Company recognizes revenue before the provision for bad debts, including revenue from in-house patients and patients who have been discharged but not yet billed, in the period in which services are performed. Accounts receivable primarily consist of amounts due from third-party payors and patients. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. The Company has entered into agreements with third-party payors, including government programs and managed care health plans, under which the Company is paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges. Amounts the Company receives for treatment of patients covered by governmental programs, such as Medicare and Medicaid, and other third-party payors, such as health maintenance organizations, preferred provider organizations and other private insurers, are generally less than the Company’s established billing rates. Accordingly, the revenues and accounts receivable reported in the accompanying unaudited condensed consolidated financial statements are recorded at the amount expected to be received.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

The following table sets forth the percentages of revenues before the provision for bad debts by payor for the six months ended June 30, 2014 and 2015:

	Six Months ended June 30,
	2014	2015
Medicare(1)	40.5%	40.7%
Medicaid(1)	17.8	16.8
Managed Care and other(2)	34.6	35.8
Self-Pay	7.1	6.7

Total	100.0%	100.0%

(1)	Includes revenues received under managed Medicare or managed Medicaid programs.
(2)	Includes the health insurance exchanges, beginning with the first quarter of 2014.

The Company derives a significant portion of its revenue before the provision for bad debts from Medicare, Medicaid and other payors that receive discounts from its standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the accompanying unaudited condensed consolidated statements of operations.

Settlements under reimbursement agreements with third-party payors are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. There is at least a reasonable possibility that such estimates will change by a material amount in the near term. The net estimated third-party payor settlements receivable by the Company as of December 31, 2014 totaled $0.1 million compared to $0.9 million as of June 30, 2015, and are included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets. For the six months ended June 30, 2014, the net adjustments to estimated cost report settlements resulted in an increase to revenues of $2.0 million. For the six months ended June 30, 2015, the net adjustments to estimated cost report settlements resulted in an decrease to revenues $1.9 million. The decrease is a result of the Company’s receipt of a Notice of Program Reimbursement requesting a refund of $2.8 million as a result of a retroactive change by CMS in the method used to calculate Medicare disproportionate share payments for certain adolescent psychiatric services provided at the facility. The Company plans to appeal this determination. The Company cannot predict the outcome of such appeal. The Company’s management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs.

Provision for Bad Debts and Allowance for Doubtful Accounts

To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The primary uncertainty of such allowance lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

Additions to the allowance for doubtful accounts are made by means of the provision for bad debts. Accounts written off as uncollectible are deducted from the allowance for doubtful accounts and subsequent recoveries are added. The amount of the provision for bad debts is based upon management’s assessment of historical and expected net collections, business and economic conditions, trends in federal, state, and private employer healthcare coverage and other collection indicators. The provision for bad debts and the allowance for doubtful accounts relate primarily to “uninsured” amounts (including copayment and deductible amounts from patients who have healthcare coverage) due directly from patients. Accounts are written off when all reasonable internal and external collection efforts have been performed. The Company considers the return of an account from the primary external collection

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

agency to be the culmination of its reasonable collection efforts and the timing basis for writing off the account balance. Accounts written off are based upon specific identification and the write-off process requires a write-off adjustment entry to the patient accounting system. Management relies on the results of detailed reviews of historical write-offs and recoveries (the hindsight analysis) as one source of information to utilize in estimating the collectability of the Company’s accounts receivable.

The Company performs the hindsight analysis on a quarterly basis for all hospitals, generally utilizing rolling twelve-month accounts receivable collection, write-off, and recovery data. The Company supplements its hindsight analysis with other analytical tools, including, but not limited to, revenue days in accounts receivable, historical cash collections experience and revenue trends by payor classification. Adverse changes in general economic conditions, billing and collections operations, payor mix, or trends in federal or state governmental healthcare coverage could affect the Company’s collection of accounts receivable, cash flows and results of operations.

A summary of activity in the Company’s allowance for doubtful accounts is as follows (in millions):

	Beginning Balance at January 1, 2015	Additions Charged to provision for bad debts	Accounts Written Off, Net of Recoveries	Balance at End of Period
Six months ended June 30, 2015	$84.4	$43.6	$(43.6)	$84.4

The allowance for doubtful accounts was $84.4 million as of December 31, 2014 and June 30, 2015. These balance as a percentage of accounts receivable net of contractual adjustments were 41.1% and 42.6% as of December 31, 2014 and June 30, 2015, respectively.

5.	BUSINESS COMBINATIONS

Effective January 1, 2015, the Company acquired controlling ownership interest in Carolina Pines Regional Medical Center (“Carolina Pines”), a 116-bed acute care facility located in Hartsville, South Carolina, through the acquisition of all of the equity interests in Hartsville Medical Group, LLC and substantially all of the equity interests in Hartsville, LLC (formerly Hartsville HMA, LLC), each a South Carolina limited liability company. The cash purchase price, subject to final working capital adjustments, was $67.3 million plus $12.0 million for working capital and was funded by a $100 million, seven-year term loan facility (the “Term Loan Facility”). The transaction resulted in goodwill of approximately $11.0 million.

The fair values of assets acquired and liabilities assumed at the acquisition date are as follows (in millions):

Accounts receivable, net	$13.1
Prepaids and other	0.4
Inventories	2.4
Property and equipment	57.6
Intangibles	1.2
Goodwill	11.0

Total assets acquired	85.7

Accounts payable	1.7
Salaries and benefits payable	2.4
Accrued expenses	1.1
Non-controlling interest	1.2

Total liabilities assumed	6.4

Net assets acquired	$79.3

The preliminary values of the consideration transferred, assets acquired and liabilities assumed, including the related tax effects, are subject to receipt of a final valuation and final working capital adjustments.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

Pro-Forma Information

Net revenues of approximately $49.6 million and income from continuing operations before income taxes of $2.6 million for Carolina Pines are included in the Company’s consolidated statement of operations for the six months ended June 30, 2015. The following table provides certain pro-forma financial information for the Company as if this acquisition occurred as of January 1, 2014 (in millions):

	Six Months ended June 30,
	2014	2015
Net Revenue	$391.9	$415.6

Income (loss) from continuing operations before income taxes	$(4.4)	$(8.4)

6.	DIVESTITURES AND IMPAIRMENT CHARGES

At December 31, 2014, the Company committed to plans to sell certain of one of its facilities in Tennessee and one in Missouri. In connection with these planned divestures, the Company recognized an estimated loss on the planned sale totaling $15.9 million (including $5.8 million of goodwill) during the year ended December 31, 2014. The Company has presented the operating results, financial positions and cash flows as discontinued operations in the accompanying consolidated financial statements for all periods, and the related assets and liabilities are reflected as held for sale in the accompanying condensed consolidated financial statements.

On May 1, 2015, the Company completed the sale of Mineral Area Regional Medical Center, a 135 bed facility located in Farmington, Missouri. In connection with the planned divestiture, the Company recognized an estimated loss on the sale totaling $7.1 million during the year ended December 31, 2014, which was reduced for changes in net working capital of $1.7 million during the six months ended June 30, 2015. The Company has presented the operating results, financial positions and cash flows as discontinued operations in the accompanying condensed consolidated financial statements.

Revenues before the provision for bad debts and the loss reported in discontinued operations for the Company’s discontinued operations for the six months ended June 30, 2014 and 2015, are as follows (in millions):

	Six Months ended June 30,
	2014	2015
Revenues before the provision for bad debts from discontinued operations	$34.4	$19.4

Loss from discontinued operations
Net loss from sale of healthcare business	(1.6)	(0.5)
Gain from held for sale adjustment	—	1.5
Loss from operations	(1.4)	(3.3)

Loss from discontinued operations, net of tax	$(3.0)	$(2.3)

In July, 2015, the Company entered into a definitive agreement regarding the sale of Stones River Hospital and three additional hospitals consisting of DeKalb Community Hospital, Highlands Medical Center, and River Park Hospital (collectively, the “Tennessee Facilities”) all of which reside in the State of Tennessee. The sale closed effective August 1, 2015. Included in the accompanying unaudited condensed consolidated statements of operations is income before taxes attributable to DeKalb Community Hospital, Highlands Medical Center and River Park Hospital of $1.7 million and $1.5 million for the six months ended June 30 2014 and 2015, respectively. The assets and liabilities have been classified as held for sale in connection with the Tennessee Facilities of $61.9 million and $8.4 million, respectively.

In connection with the Company’s entry into a definitive agreement to sell the Tennessee Facilities, the Company recognized an impairment charge of $10.9 million, during the six months ended June 30, 2015 for DeKalb Community Hospital, Highlands Medical Center and River Park Hospital. The impairment charge included write-down of property, equipment, allocated goodwill and certain other assets to their estimated fair values. Stones River Hospital was recognized as a discontinued operation and is included in the discontinued operations noted above.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

The Company estimated the fair value of its assets and liabilities held for sale at June 30, 2015 at approximately $64.1 million and $9.1 million, respectively. The estimated fair value is based on the amount outlined in the executed purchase agreement and is categorized as Level 3 within the fair value hierarchy in accordance with Accounting Standards Codification 820-10, “Fair Value Measurements and Disclosures”.

7.	INVESTMENTS

Investments in fixed income securities are categorized as available-for-sale and reported in the accompanying consolidated balance sheets at their fair market value based on quoted prices obtained from an independent investment manager. The cost of fixed income securities is adjusted for amortization of premium or accretion of discount. Such amortization is determined using the interest rate method and is included in net investment income. Realized gains and losses are calculated on a specific identification basis and included in other operating expenses on the consolidated statements of operations.

The cost and fair market value of investments which are classified as available for sale are a follows (in millions):

December 31, 2014	Cost	Fair Market Value
Managed fixed income securities fund	$15.2	$15.0
Managed equities fund	3.7	5.3

Total	$18.9	$20.3

June 30, 2015	Cost	Fair Market Value
Managed fixed income securities fund	$16.4	$15.9
Managed equities fund	3.7	5.4

Total	$20.1	$21.3

8.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The Company’s business comprises a single reporting unit for impairment test purposes. For the purposes of these analyses, the Company’s estimates of fair value are based on the income approach, which estimates the fair value of the Company based on its future discounted cash flows. In addition to the annual impairment reviews, impairment reviews are performed whenever circumstances indicate a possible impairment may exist. The Company performed its most recent goodwill impairment testing as of October 1, 2014 and did not incur an impairment charge. The Company’s goodwill balance was $127.9 million and $128.8 million at December 31, 2014 and June 30, 2015, respectively.

Deferred Loan Costs

The Company records deferred loan costs for expenditures related to acquiring or issuing new debt instruments. These expenditures include bank fees and premiums, as well as attorneys’ and filing fees. Net deferred loan costs totaled $9.8 million and $9.3 million, net of accumulated amortization of $12.2 million and $13.7 million at December 31, 2014 and June 30, 2015, respectively, and are included in other assets on the accompanying condensed consolidated balance sheets. The Company amortizes the deferred loan costs to interest expense over the life of the respective debt instrument.

Contract-Based Physician Minimum Revenue Guarantees

The Company committed to provide certain financial assistance pursuant to recruiting agreements, or “physician minimum revenue guarantees,” with various physicians practicing in the communities it serves. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for the benefit of the respective community, the Company may advance certain amounts of money to a physician to assist in establishing his or her practice.

The Company records a contract-based intangible asset and related guarantee liability for new physician minimum revenue guarantees. The contract-based intangible asset is amortized to other operating expenses over the period of the physician contract, which is typically four years. The Company’s physician income guarantee intangible assets were $12.1 million ($6.7 million, net) and $13.6 million ($7.2 million, net) at December 31, 2014 and June 30, 2015, respectively. The Company committed to advance a maximum amount of approximately $3.7 million at June 30, 2015. As of December 31, 2014 and June 30, 2015, the Company’s liability balance for contract-based physician minimum revenue guarantees was approximately $0.7 million and $1.4 million, respectively, which is included in other accrued liabilities in the accompanying condensed consolidated balance sheets.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

9.	INCOME TAXES

The Company’s income tax benefit was $1.8 million on losses from continuing operations of $6.4 million, for an effective income tax rate of 28.1% during the six months ended June 30, 2015. The Company’s income tax expense was $1.6 million on losses from continuing operations of $7.6 million, for an effective income tax rate of 21.1% during the six months ended June 30, 2014. Due to the Company’s valuation allowance, the effective tax rate bears no relationship to pre-tax income.

10.	COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has executed senior management agreements with six of its senior executive officers. The agreements provide for minimum salary levels, adjusted based upon individual and Company performance criteria, as well as for participation in bonus plans which are payable if specific management goals are met. The agreements also provide for severance benefits, if certain criteria are met, for a period of up to two years. The senior management agreements remain in place for each of the senior executive officers during their period of employment with the Company or any of its subsidiaries.

Legal Proceedings and General Liability Claims

The Company is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, medical malpractice, breach of management contracts, wrongful restriction of or interference with physicians’ staff privileges and employment related claims. In certain of these actions, plaintiffs request punitive or other damages against the Company which may not be covered by insurance. The Company is currently not a party to any proceeding which, in management’s opinion, would have a material adverse effect on the Company’s business, financial condition or results of operations.

Acquisitions

The Company has historically acquired businesses with prior operating histories. Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, medical and general professional liabilities, workers compensation liabilities, previous tax liabilities and unacceptable business practices. Although the Company institutes policies designed to conform practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities of the acquired businesses that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

11.	DEBT OBLIGATIONS

The following table presents a summary of the Company’s debt obligations at December 31, 2014 and June 30, 2015 (in millions):

	December 31, 2014	June 30, 2015
9 1⁄4% Notes	$500.0	$500.0
Unamortized discount on 9 1⁄4% Notes	(2.2)	(1.8)

Total 9 1⁄4% Notes	$497.8	$498.2
Term Loan Facility	$100.0	$99.5
Unamortized discount on Term Loan Facility	(1.0)	(0.9)

Total Term Loan Facility	$99.0	$98.6
Capital lease obligations	17.0	15.8

Total debt obligations	$613.8	$612.6
Less current maturities	6.0	6.6

Total long-term debt	$607.8	$606.0

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

9 1⁄4% Senior Unsecured Notes

In June 2010, the Company completed a comprehensive refinancing plan (the “Refinancing”). Under the Refinancing, the Company issued $500 million of 9 1⁄4% Notes due 2017 and entered into a new senior secured asset-based loan (“ABL”), consisting of a $100 million revolving credit facility maturing in December 2014 (the “2010 Revolving Facility”). The proceeds from the 9 1⁄4% Notes were used to repay the outstanding principal and interest related to the Company’s 2008 bank credit agreement and to pay fees and expenses relating to the Refinancing of approximately $21.7 million.

Interest on the 9 1⁄4% Notes is payable semi-annually on July 1 and January 1 of each year. The 9 1⁄4% Notes are unsecured general obligations of the Company and rank equal in right of payment to all existing and future senior unsecured indebtedness of the Company. All payments on the 9 1⁄4% Notes are guaranteed jointly and severally on a senior unsecured basis by the Company and its subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the Company’s prior senior credit facilities.

The Company may redeem all or a part of the 9 1⁄4% Notes at any time, plus accrued and unpaid interest, if any, to the date of redemption plus a redemption price equal to a percentage of the principal amount of the notes redeemed based on the following redemption schedule:

July 1, 2014 to June 30, 2015	104.625%
July 1, 2015 to June 30, 2016	102.313%
July 1, 2016 and thereafter	100.000%

If the Company experiences a change of control under certain circumstances, the Company must offer to repurchase all of the 9 1⁄4% Notes at a price equal to 101.000% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

The 9 1⁄4% Notes contain customary affirmative and negative covenants, which among other things, limit the Company’s ability to incur additional debt, create liens, pay dividends, effect transactions with its affiliates, sell assets, pay subordinated debt, merge, consolidate, enter into acquisitions and effect sale leaseback transactions.

Upon and subject to the closing of the merger described in Note 13 below, the indebtedness of the Parent and its subsidiaries, including the outstanding 9 1⁄4% Notes, will be repaid or otherwise discharged, with the indenture underlying the 9 1⁄4% Notes to be terminated upon such repayment or other discharge, provided that the redemption of the 9 1⁄4% Notes may occur after the effective time of the merger in accordance with a valid redemption notice delivered prior to or substantially concurrently with the effective time of the merger.

ABL and 2010 Revolving Facility

On December 31, 2014, the Company entered into an Amended and Restated Loan Agreement (the “ABL Agreement”), by and among the Company, the borrowing subsidiaries signatory thereto, the guarantying subsidiaries signatory thereto, the lenders party thereto, and Bank of America, N.A., as agent for the lenders (“ABL Agent”). The ABL Agreement amends, restates, and replaces in its entirety the Loan and Security Agreement, dated as of June 28, 2010 (as previously amended, the “Prior ABL Agreement”), by and among the Company and certain borrowing subsidiaries as borrowers, certain guarantying subsidiaries as guarantors, certain financial institutions party thereto from time to time as lenders, and ABL Agent as agent for the lenders.

The ABL Agreement amends and restates the Prior ABL Agreement to, among other things, change the maturity date of the 2010 Revolving Facility from December 29, 2014 to the earlier to occur of (a) June 3, 2019, (b) November 16, 2016, if, as of such date, (i) the 9 1⁄4% Notes have not been repaid in full or refinanced on terms reasonably satisfactory to ABL Agent (including a maturity date no earlier than December 3, 2019) and (ii) the Term Loan Facility has not been repaid in full or the maturity date has not been extended to a date that is no earlier than September 3, 2019, and (c) April 1, 2017 if, as of such date, the Company’s 9 1⁄4% Notes have not been repaid in full or refinanced on terms reasonably satisfactory to ABL Agent (including a maturity date no earlier than December 3, 2019).

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

Upon the occurrence of certain events, the Company may request the 2010 Revolving Facility to be increased by an aggregate amount not to exceed $25.0 million. Availability under the 2010 Revolving Facility is subject to a borrowing base of 85% of eligible net accounts receivable. Borrowings under the ABL Agreement bear interest at a rate equal to, at the Company’s option, either (a) LIBOR plus an applicable margin or (b) Base Rate, as defined in the ABL Agreement, plus an applicable margin. Subsequent to the most recent amendment and restatement of the ABL Agreement, the applicable margin in effect for borrowings under the 2010 Revolving Facility was reduced from 2.00% to 0.50% with respect to base rate borrowings and from 3.00% to 1.50% with respect to LIBOR borrowings, or reduced from a maximum of 2.50% to 1.00% with respect to base rate borrowings and reduced from a maximum of 3.50% to 2.00% for LIBOR borrowings, subject to the Company’s fixed charge coverage ratio. In addition to paying interest on outstanding principal, the Company is required to pay a commitment fee to the lenders under the 2010 Revolving Facility in respect of the unutilized commitments thereunder. Subsequent to the most recent amendment and restatement of the ABL Agreement, based on the average facility usage for the most recently ended calendar month, the commitment fee was reduced from a range of 0.50% 0.75% to a range of 0.25% to 0.375% per annum. The Company must also pay customary letter of credit fees.

At June 30, 2015, the Company had no outstanding loans under the ABL Agreement. At June 30, 2015, the Company had a borrowing base of $82.2 million, net of outstanding letters of credit of $6.7 million, primarily used as the collateral under the Company’s workers’ compensation programs, immediately available for borrowing under the ABL Agreement.

Upon and subject to the closing of the merger described in Note 13 below, the indebtedness of the Parent and its subsidiaries, including any outstanding loans under the ABL Agreement, will be repaid or otherwise discharged, with the ABL Agreement to be terminated upon such repayment or other discharge.

Term Loan Facility

On December 31, 2014, the Company entered into a Credit Agreement (the “Term Loan Credit Agreement”) by and among the Company, as borrower, the Parent, as a guarantor, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and certain other lenders from time to time party thereto.

The Term Loan Credit Agreement establishes the Term Loan Facility, a new senior secured term loan facility consisting of a $100.0 million seven-year term loan. The per annum interest rates applicable to borrowings under the Term Loan Facility are periodically determined at the Company’s election as either (a) the LIBO Rate (as defined in the Term Loan Credit Agreement) plus 4.25% or (b) the Base Rate (as defined in the Term Loan Credit Agreement) plus 3.25%. The interest rate as of June 30, 2015 was 5.25%.

The Term Loan Facility is to be repaid in equal quarterly principal payments of $250,000, with the balance to be paid at maturity. The maturity date applicable to borrowings under the Term Loan Facility is the earlier to occur of (a) December 31, 2021, and (b) February 16, 2017, if, as of such date, the 9 1⁄4% Notes have not been refinanced in full with certain permitted debt. The Term Loan Facility is generally subject to mandatory prepayment in amounts equal to: (a) 100% of the net cash proceeds received from certain asset sales (including insurance recoveries and condemnation events), subject to reinvestment provisions and customary exceptions; (b) 100% of the net cash proceeds from the issuance of new debt (other than certain permitted debt); and (c) 50% of the Company’s Excess Cash Flow (as defined in the Term Loan Credit Agreement), with step-downs to (i) 25% and (ii) 0% based on the Secured Net Leverage Ratio (as defined in the Term Loan Credit Agreement).

The Company’s obligations under the Term Loan Facility are unconditionally guaranteed by all of the Company’s material domestic wholly-owned subsidiaries (other than captive insurance subsidiaries, unrestricted subsidiaries, and certain other subsidiaries identified as excluded subsidiaries in the Term Loan Credit Agreement), provided that a guarantor subsidiary may be released if certain conditions are met. The Company’s obligations under the Term Loan Facility are secured by a substantial portion of its assets as well as the assets of its subsidiaries. The Term Loan Credit Agreement contains other terms and conditions that are customary in agreements used in connection with similar transactions.

The proceeds of the Term Loan Facility primarily were used to finance the January 1, 2015 acquisition of a controlling ownership interest in Carolina Pines through the acquisition of all of the equity interests in Hartsville Medical Group, LLC and substantially all of the equity interests in Hartsville, LLC (formerly Hartsville HMA, LLC), each a South Carolina limited liability company.

Upon and subject to the closing of the merger described in Note 13 below, the indebtedness of the Parent and its subsidiaries, including the Term Loan Facility, will be repaid or otherwise discharged, with the Term Loan Credit Agreement to be terminated upon such repayment or other discharge.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

Debt Covenants

The indenture governing the 9 1⁄4% Notes and the Term Loan Facility contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the Company’s subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, engage in mergers or consolidations, and engage in certain transactions with affiliates. At June 30, 2015, the Company was in compliance with the debt covenants for the 9 1⁄4% Notes and the Term Loan Facility that were subject to testing at that date.

The ABL Agreement contains a number of covenants, including the requirement that the Company’s fixed charge coverage ratio (as defined) cannot be less than 1.10 to 1.00 at the end of any measurement period. At June 30, 2015, the Company was in compliance with the ABL Agreement debt covenants that were subject to testing at that date.

12.	STOCK-BASED COMPENSATION

The Company issues stock-based awards to the Company’s employees from time to time, including stock options and other stock-based awards in accordance with the Parent’s various board-approved compensation plans. In April 2014, the Parent adopted the 2014 Stock Option Plan (the “2014 Plan”), which effectively replaced the 2006 Stock Option Plan. During the six months ended June 30, 2014 and 2015, the Company incurred non-cash stock-based compensation expense of $3.3 million and $0.7 million, respectively. Stock-based compensation expense is included in salaries and benefits in the accompanying condensed consolidated statements of operations.

Restricted Shares

As of June 30, 2015, approximately 537,000 restricted share awards issued by the Parent remained unvested. The Company expects approximately 454,000 of the unvested restricted shares to vest. As of June 30, 2015, there was approximately $0.4 million of estimated unrecognized compensation cost related to these outstanding restricted share awards. These costs are expected to be recognized by the Company over approximately 2.7 years.

Stock Options

The Company records stock-based employee compensation for options granted using a Black-Scholes-Merton model. The following table sets forth the range of assumptions the Company has utilized in the Black-Scholes-Merton model.

Risk-free interest rate	1.92% to 2.31%
Dividend yield	0%
Volatility (annual)	30.0% to 35.0%
Expected option life	6.5 years

For stock-based awards included in the Black-Scholes-Merton valuation model, the Company uses historical stock price information of certain peer group companies for a period of time equal to the expected award life period to determine estimated volatility. The Company determined the expected life of the stock awards by averaging the contractual life of the awards and the vesting period of the awards. The estimated fair value of awards are amortized to expense on a straight-line basis over the awards’ vesting period. Compensation cost related to stock-based awards will be adjusted for future changes in estimated forfeitures and actual results of performance measures.

The 2014 Plan permits the Parent’s board of directors to issue approximately 90.5 million stock options to the Company’s employees. During the six months ended June 30, 2015, the Parent issued to the Company’s employees 125,000 stock options under the 2014 Plan. As of June 30, 2015, approximately 266,000 options have been forfeited and the Parent has the ability to issue approximately 814,000 additional stock based awards under the 2014 Plan. The stock options vest over five years. The Parent’s options outstanding have an exercise price of $0.16 per option. The Black-Sholes-Merton valuation model indicated that the fair value of options granted during the six months ended June 30, 2015, at $0.06 per option. As of June 30, 2015, 17.1 million options were vested, and the Company expects approximately 74.5 million options to vest over the life of the awards. As of June 30, 2015, there was approximately $3.5 million of estimated unrecognized compensation cost related to outstanding stock options. These costs are expected to be recognized over approximately 3.9 years.

See Note 13 below for a discussion of the impact of the merger described therein on the restricted shares and stock options issued by the Parent.

Capella Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2015

13.	SUBSEQUENT EVENTS

Sale of Tennessee Facilities

On July 21, 2015, the Company entered into a definitive agreement to sell the Tennessee Facilities as described previously in Note 6. The sale closed effective August 1, 2015.

Capella Holdings, Inc. Merger

On July 21, 2015, the Parent entered into an Agreement and Plan of Merger, dated as of July 21, 2015 (the “Merger Agreement”), with Capella Health Holdings, LLC (“Purchaser”), Capella Holdings Acquisition Sub, Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”), and GTCR Fund VIII, L.P., solely in its capacity as representative of the stockholders and option holders of the Parent (the “Representative”). Purchaser is a joint venture limited liability company between an indirect wholly-owned subsidiary of Medical Properties Trust, Inc. (“MPT Sub”) and an entity affiliated with the current senior management of the Company (“ManageCo”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the closing conditions set forth therein, Merger Sub will merge with and into the Parent, after which the separate existence of Merger Sub will cease, and the Parent will be the surviving corporation and a wholly-owned subsidiary of Purchaser (collectively, the “Merger”).

At the effective time of the Merger on August 31, 2015, each share of common stock of the Parent, other than (i) those shares held by the Parent, its subsidiaries, Purchaser or Merger Sub (other than those shares described in clause (iii) below), (ii) those shares with respect to which appraisal rights are properly exercised in accordance with the General Corporation Law of the State of Delaware and (iii) those shares contributed to Purchaser or its designee pursuant to an equity rollover mechanism facilitating the formation of ManageCo, were converted into the right to receive a cash payment per share equal to (x) $900,000,000, subject to certain adjustments for the Parent’s cash, indebtedness, transaction expenses, working capital and other adjustment items at closing, plus the aggregate exercise price of all outstanding options, minus certain escrow and holdback amounts relating to post-closing purchase price adjustments and the costs, fees and expenses of the Representative, divided by (y) the number of shares outstanding on a fully-diluted basis assuming full exercise of all outstanding options (the “Closing Per Share Merger Consideration”). At the effective time of the Merger, each outstanding option to purchase shares of the Parent’s common stock were converted into the right to receive a cash payment equal to the excess, if any, of (x) the Closing Per Share Merger Consideration multiplied by the number of shares of the Parent’s common stock issuable upon exercise of such option over (y) the aggregate exercise price of such option, and will automatically be cancelled. The Merger Agreement further provides that each share of common stock of the Parent (excluding those shares described in clauses (i) and (ii) above, but including those shares described in clause (iii) above) and each outstanding option to purchase shares of the Parent’s common stock were entitle the holder thereof to receive its pro rata portion of certain additional consideration, if any, resulting from certain post-closing adjustments, releases of escrow and holdback amounts and permitted dispositions of certain hospitals.

In addition to providing for the repayment of all other indebtedness of the Parent and its subsidiaries upon consummation of the Merger, the Merger Agreement provides that, subject to the consummation of the Merger, Purchaser will repay, or cause to be repaid, on behalf of the Parent and its subsidiaries, the outstanding 9 1⁄4% Notes. The redemption of the 9 1⁄4% Notes occurred after the effective time of the Merger in accordance with a valid redemption notice delivered prior to or substantially concurrently with the effective time of the Merger.

Following the consummation of the Merger, the Company and its operating subsidiaries is managed and operated by ManageCo, or one or more of ManageCo’s affiliates, pursuant to the terms of a management agreement, which terms include a base management fee payable to ManageCo and incentive payments tied to mutually agreed benchmarks. Under the limited liability company agreement of Purchaser, ManageCo manages Purchaser and MPT Sub has no management authority or control except for certain protective rights consistent with a passive ownership interest, such as a limited right to approve annual budgets and the right to approve extraordinary transactions, other than in the case of certain extraordinary events.